EXHIBIT 99.2

ADOPTION OF INDEPENDENT CONTRACTOR AGREEMENT

This adoption of the "Independent Contractor Agreement" between Charles P. Godels, P .A. and MCG Diversified, Inc. dated March 15, 1995 and amended January 1, 1998,is hereby agreed to by Avalon Development Enterprises, Inc. ("ADE") and MCG Diversified, Inc. ("MCG"), effective as of January 1, 2001.

All terms and conditions contained in the above-referenced documents are hereby agreed with the exception that the parties hereby agree that the rate for the services described in the above-referenced documents are to be provided by MCG to ADE at the rate of $300.00 per month.

Agreed:

"INDEPENDENT CONTRACTOR"
MCG DIVERSIFIED, INC.
/s/ MARGUERITE GODELS
Marguerite Godels, President
12-29-2000
Date
"COMPANY REPRESENTATIVE"
AVALON DEVELOPMENT ENTERPRISES, INC.
/s/ CHARLES P. GODELS
Charles P. Godels, V/P
12-29-2000
Date

MODIFICATION TO INDEPENDENT CONTRACTOR AGREEMENT

This modification to the "Independent Contractor Agreement" between the parties dated March 15, 1995 is to be effective January 1, 1998.

The modifications are as followed:

The costs for providing various data processing and administrative functions for Charles P. Godels, P.A. Will be as follows.

1. Administrative Functions - $500.00 / month

2. Data Processing - $40.00 / hour

All other terms and conditions of the original "Agreement" remain unchanged, in force, and effective.

Agreed:

"INDEPENDENT CONTRACTOR"
MCG DIVERSIFIED, INC.
/s/ MARGUERITE GODELS
Marguerite Godels, President
12-27-1997
Date
"COMPANY REPRESENTATIVE"
CHARLES P. GODELS, P.A.
/s/ CHARLES P. GODELS
Charles P. Godels, President
12-27-1997
Date

INDEPENDENT CONTRACTOR AGREEMENT

Agreement is made this 15th day of March, 1995.

The following outlines our agreement:

You have been retained by Charles P. Godels, P.A., as an independent contractor for the purpose of accomplishing various data processing and administrative functions.

You will be responsible for accomplishing said functions in a specifically agreed-upon timely manner on an ongoing basis, based upon the individual task and the priority placed upon completing such task by Charles P. Godels, P.A.

The costs for providing the above services to Charles P. Godels, P.A. will be as follows:

1. Administrative Functions - $ 800.00/month.

2. Data Processing - $ 35.00/hour.

3. Retainer at Inception of Agreement - $ 3,000.00

You will invoice us for your services rendered at the end of each month. We will not deduct or withhold any taxes, FICA or other deductions. As an independent contractor, you will not be entitled to any fringe benefits, such as unemployment insurance, medical insurance, pension plans, or other such benefits that would be offered to regular employees.

During this project you may be in contact with or directly working with proprietary information which is important to Charles P. Godels, P.A. and its competitive position. All information must be treated with strict confidence and may not be used at any time or in any manner in work you may do with others in our profession (see also CONFIDENTIALITY AGREEMENT).

Agreed:

/s/ MARGUERITE GODELS, PRESIDENT	Date: March 15, 1995
Marguerite Godels
MCG DIVERSIFIED, INC.
Independent Contractor
/s/ CHARLES P. GODELS, PRESIDENT	Date: 3/15/1995
Charles P. Godels
Company Representative

CONFIDENTIALITY AGREEMENT

AGREEMENT and acknowledgement between Charles P. Godels, P.A. (Company) and MCG Diversified, Inc. (Undersigned).

Whereas, the Company agrees to furnish the Undersigned access to certain confidential information relating to the affairs of the Company solely for purposes of accomplishing various data processing and administrative functions.

Whereas, the Undersigned agrees to review, examine, inspect or obtain such information only for the purposes described above, and to otherwise hold such information confidential and secret pursuant to the terms of this agreement and all applicable rules of the Board of Accountancy of the State of Florida.

BE IT KNOWN, that the Company has or shall furnish to the Undersigned certain confidential information, and may further allow suppliers, customers, employees or representatives of the Company, all on the following conditions.

1. The undersigned agrees to hold all confidential or proprietary information or trade secrets {"information") in trust and confidence and agrees that it shall be used only for the contemplated purpose, and shall not be used for any other purpose or disclosed to any third party under any circumstances whatsoever.

2. No copies may be made or retained of any written information supplied.

3. At the conclusion of our discussions, or upon demand by the Company, all information, including written notes, photographs, or memoranda shall be promptly returned to the Company. Undersigned shall retain no copies or written documentation relating thereto.

4. This information shall not be disclosed to any employee, consultant or third party unless said party agrees to execute and be bound by the terms of this agreement, and disclosure by Company is first approved.

5. It is understood that the Undersigned shall have no obligation with respect to any information known by the Undersigned or as may be generally known within the industry prior to date of this agreement, or that shall become common knowledge within the profession thereafter.

6. The Undersigned acknowledges the information disclosed herein is proprietary or trade secrets and in the event of any breach, the Company shall be entitled to injunctive relief as a cumulative and not necessarily successive or exclusive remedy to a claim for monetary damages.

7. This agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

8. This constitutes the entire agreement.

Signed this 15th day of March, 1995.

Witnessed:
/s/ JAY D. SOLOMON	/s/ MARGUERITE GODELS
Witness	Marguerite Godels, President
MCG Diversified, Inc.
/s/ CHRISTINE	/s/ CHARLES P. GODELS
Witness	Company Representative